QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

TAX SHARING AGREEMENT

        This TAX SHARING AGREEMENT (the "Agreement"), dated                , 2002, is by and among Pinnacle Airlines Corp. ("Pinnacle"), a Delaware corporation having its principal office at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132, NWA Inc. ("NWA"), a Delaware corporation having its principal office at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, Northwest Airlines Corporation ("Northwest"), a Delaware corporation having its principal office at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, and Pinnacle Airlines, Inc. ("Pinnacle Airlines"), a Georgia corporation having its principal office at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.

WITNESSETH:

        WHEREAS, Pinnacle Airlines has been a member of an affiliated group of corporations filing consolidated federal income tax returns of which Northwest is the common parent (the "Northwest Group") and filing certain state and local income tax returns on a consolidated or combined basis;

        WHEREAS, Pinnacle is acquiring all of the outstanding stock of Pinnacle Airlines (the "Transfer") pursuant to a Stock Agreement dated the date hereof among NWA and Pinnacle (the "Stock Agreement");

        WHEREAS, upon consummation of the Closing (defined below), Pinnacle Airlines and Pinnacle will become members of an affiliated group of corporations of which Pinnacle is the common parent (the "Buyer Group") and Pinnacle Airlines will cease to be a member of the Northwest Group; and

        WHEREAS, the parties wish to assign responsibility for the preparation and filing of tax returns; to set forth the methodology for determining their respective liabilities for Taxes (defined below) and for allocating such liabilities among themselves for all Taxes that may be owed to or assessed by the Internal Revenue Service or any other comparable state or local governmental authority attributable to the periods before, after and including the Closing Date (defined below); to establish procedures for reimbursing one party for Taxes allocated to the other under this Agreement; and to provide for certain tax elections and for the division of any tax benefits which may arise as a result of such elections;

        NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

        1.    Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

          1.1    "Buyer" means Pinnacle, and any successors thereto.

          1.2    "Closing" means the closing of the Transfer and the sale by NWA of the stock of Pinnacle to underwriters for public sale as described in the Registration Statement on Form S-1 filed                        .

          1.3    "Closing Date" means the date on which the Closing occurs.

          1.4    "Code" means the Internal Revenue Code of 1986, as amended.

          1.5    "Current Amount" has the meaning specified in Section 8 hereof.

          1.6    "Election" has the meaning specified in Section 4 hereof.

          1.7    "Estimated Tax Payment Date" means any of the dates specified in Section 6655 of the Code for the payment of Buyer's estimated federal income tax.

          1.8    "Pinnacle Airlines" means Pinnacle Airlines, Inc., a Georgia corporation, and any successors thereto.

          1.9    "Returns" means all returns, declarations, reports, statements and other documents required to be filed with a Tax Authority in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

          1.10    "Tax Authority" means the Internal Revenue Service or any other comparable state, local or foreign governmental authority.

          1.11    "Tax Benefit Base Amount" for any Taxable Period means (i) any increase in an amortization, depreciation or loss deduction in such Taxable Period or any decrease in an item of income or gain in such Taxable Period arising as a result of a basis increase occurring as a result of the Election, including any basis increase arising from payments made pursuant to this Agreement, or (ii) any increase in any net operating or capital loss carryover or carryback or tax credit which is carried to such Taxable Period and which arose or arises in a prior or subsequent Taxable Period as a result of any such increase in deduction or decrease in income or gain in such prior or subsequent Taxable Period.

          1.12    "Tax Benefit Issue" has the meaning specified in Section 9.3.1 hereof.

          1.13    "Tax Benefits" means, for any Taxable Period, the excess, if any, of (a) the total amount of federal, state, local and foreign income and franchise taxes, respectively, that would be payable by Pinnacle Airlines or any member of the Buyer Group in respect of such Taxable Period if the Tax Benefit Base Amount for such Taxable Period were not taken into account ("Notional Tax Liability"), over (b) the total amount of federal, state, local and foreign income and franchise taxes, respectively, actually payable by Pinnacle Airlines or any member of the Buyer Group in respect of such Taxable Period after taking into account the Tax Benefit Base Amount for such Taxable Period ("Actual Tax Liability"). Any Tax Benefits hereunder shall be determined using the method of reporting (i.e. consolidated, combined or separate returns) actually utilized by Pinnacle Airlines or the particular member of the Buyer Group. In any Taxable Period ending after the Closing, the Tax Benefits shall be no less than the Tax Benefits calculated without giving effect to any items of income, expense, loss, deduction or credit of, or attributable to any businesses, assets or liabilities other than (i) historic businesses conducted by Pinnacle Airlines as of the Closing, (ii) any assets held by Pinnacle Airlines prior to the Closing, (iii) any assets acquired by Pinnacle Airlines or a member of the Buyer Group from the Northwest Group subsequent to the Closing, and (iv) any liabilities of Pinnacle Airlines as of the Closing or incurred or assumed by Pinnacle Airlines or any member of the Buyer Group with respect to any asset described in (iii) above.

          1.14    "Taxable Period" means any taxable year ending after the date of the Closing.

          1.15    "Taxes" means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges, including interest, additions to tax, and penalties, on, based on, measured by or with respect to income, net worth or capital, and the term "Tax" means any one of the foregoing Taxes.

          1.16    "Underpayment Rate" has the meaning specified in Section 9.3. hereof.

        2.    Tax Returns. Northwest agrees to prepare and file or cause to be prepared and filed timely any and all applicable Returns in respect of Pinnacle Airlines that (i) are required to be filed on or before Closing; or (ii) are required to be filed after Closing that (A) are required to include, on a consolidated or combined basis, the operations of Pinnacle Airlines for any tax period ending on or before Closing; or (B) are required to be filed by Pinnacle Airlines on a separate return basis for any tax period ending on or before Closing. To the extent requested by Northwest in writing, Pinnacle Airlines shall participate in the filing of and, at the direction of Northwest, shall file any required separate basis Returns with respect to any period that ends on or before Closing. The Buyer shall prepare or cause to be prepared the schedules in respect of Pinnacle Airlines containing the information necessary for Northwest to prepare any consolidated or combined returns. The Buyer shall also prepare or cause to be prepared and shall file or cause to be filed all other Returns required of Pinnacle Airlines, or in respect of its activities, for any Taxable Period ending after Closing that includes the operations of Pinnacle Airlines prior to Closing.

        3.    Obligation for Payment of Taxes. Northwest agrees to pay or cause to be paid timely all income Taxes in respect of Pinnacle Airlines that are (i) due with respect to Returns that Northwest is required to prepare and timely file pursuant to Section 2 hereof (including but not limited to Returns prepared by Northwest but filed by Pinnacle Airlines or filed at the direction of Northwest), (ii) due on or before Closing for which no Return is required to be or has been filed, or (iii) due as a result of the Election described in Section 4 hereof. In addition, Northwest agrees to timely pay any and all other income Taxes that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date. All other Taxes will be the responsibility of Buyer. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Closing Date as the last day of a taxable period of Pinnacle Airlines, and such period shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit Pinnacle Airlines to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Pinnacle Airlines for such Interim Period (as defined below) shall be, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Pinnacle Airlines on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

        4.    Election Under Section 338(h)(10). The Buyer and Northwest shall timely make or cause to be made a valid joint election under Section 338(h)(10) of the Code and under any comparable provisions of state law in respect of the Transfer so as to have the transfer treated as a deemed sale of assets of Pinnacle Airlines and the deemed asset sale gain recognized in Northwest's consolidated federal income tax return and any relevant state income or franchise tax returns that include the Short Period for Pinnacle Airlines ending on the Closing Date (collectively, the "Election").

        5.    Valuation and Allocation of Consideration. The parties agree that the "aggregate deemed sale price" and "adjusted grossed-up basis" (as such terms are defined in the regulations under Section 338 of the Code) with respect to the Transfer and Election shall be determined by Northwest, such determination to be made, in part, based on the sales price per share of the common stock of Buyer in the initial public offering of such stock. The value of the consideration shall be allocated among the assets of Pinnacle Airlines as indicated on a schedule (the "Tax Allocation Schedule") to be prepared by Northwest and delivered to Pinnacle no later than sixty days prior to date the Election must be filed, subject to adjustment by Northwest to the extent necessary to make such allocations consistent with any post-Closing adjustments. The parties agree that any and all payments made pursuant to this Agreement with respect to Tax Benefits shall be treated as an adjustment to the "aggregate deemed sale price" and allocated in accordance with the terms of the Tax Allocation Schedule. Absent a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction or a closing agreement under Section 7121 of the Code to the contrary, the parties (i) shall be bound by such allocation for purposes of determining any Taxes and (ii) shall prepare and file all Returns in a manner consistent with such allocation. In the event that any Tax Authority disputes such allocation, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

        6.    Tax Reporting. Northwest and Buyer shall file, or cause to be filed, its respective federal income tax Returns treating the Transfer as a purchase of the assets of Pinnacle Airlines pursuant to Sections 338(a) and 338(h)(10) of the Code. Northwest and Buyer shall file, or cause to be filed, on a similar basis all state and local tax returns to the extent that such treatment is consistent with such state and local tax law.

        7.    Liability for Assessments or Refunds. Northwest shall pay any income Taxes and be entitled to receive all refunds of income Taxes (i) with respect to all periods ending on or prior to the Closing Date for which Northwest is responsible under Section 3; and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date for which Taxes are allocated to Northwest in accordance with Section 3 above. Northwest shall have sole and exclusive discretion at its expense to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of Pinnacle Airlines for any period ending prior to or on the Closing Date.

        8.    Tax Benefit Sharing Payment to NWA.

          8.1    Estimated Tax Payments. Pinnacle Airlines shall pay to NWA, on each Estimated Tax Payment Date, an amount equal to the estimated Tax Benefits for the applicable Taxable Period. For this purpose, 25 percent (or, in the case of Taxable Periods of less than one year, one divided by the number of Estimated Tax Payment Dates in such Period) of Tax Benefits as then estimated for the applicable Taxable Period shall be deemed to accrue and the applicable percentage thereof set forth in the preceding sentence shall be paid at each Estimated Tax Payment Date. For the avoidance of doubt, estimated Tax Benefits shall be calculated utilizing the notional/actual method set forth in Section 1.13 above and using consistent methods and assumptions between periods and notional/actual comparisons.

          8.2    Current Amount Adjustment. At the time Buyer files its federal income tax return for each Taxable Period, to the extent that the amounts paid to NWA pursuant to Section 8.1 hereof for such Taxable Period exceeded the Tax Benefits for the applicable Taxable Period (the "Current Amount"), such excess amounts paid shall be refunded together with interest at the Underpayment Rate from the close of such Taxable Period by NWA to Pinnacle Airlines. To the extent that the amounts paid to NWA pursuant to Section 8.1 hereof for such Taxable Period were less than the Current Amount, such deficit in amounts paid shall be paid to NWA by Pinnacle Airlines together with interest at the Underpayment Rate from the close of such Taxable Period.

          8.3    Tax Computation Assumptions. When allocation factors are required for any tax computation, the factors used in Pinnacle Airlines's or the affected member of the Buyer Group's most recently filed Returns in the relevant jurisdictions shall be used.

          8.4    Subsequent Transactions by Buyer. Buyer agrees that it shall not enter into any transactions a significant purpose of which is to reduce the amount of the Tax Benefits otherwise payable to NWA under this Agreement.

          8.5    Benefit Estimates. Pinnacle Airlines shall prepare and deliver to NWA no less than 60 days prior to the end of each calendar year, an estimate of the amount of the Tax Benefits that will be payable to NWA during the immediately following year, such estimate to be agreed upon by the parties in good faith and subject to the provisions of Section 9.3.3. Pinnacle Airlines shall revise and update each such estimate on a quarterly basis to be delivered to NWA no less than 15 days prior to the end of each quarter, such revision or update to be agreed upon by the parties in good faith and subject to the provisions of Section 9.3.3.

          8.6    Payments in General. All payments to NWA pursuant to this Agreement shall be made directly by wire transfer of immediately available funds prior to 10:30 A.M., New York time, on the date of payment, to USBank, Minneapolis, ABA No. 091000022, for the account of Northwest Airlines, Inc., Account No. 150250099440 (or such other account as directed by NWA).

          8.7    Termination Payment. As promptly as practicable following close of the fifteenth taxable year of Buyer ending after the Closing Date, Buyer and NWA shall negotiate in good faith to reach an agreement which requires Buyer to pay NWA an amount, if any, equal to the then present value (determined by using the then current Underpayment Rate) of the aggregate Tax Benefits which Buyer and the members of the Buyer Group would reasonably be expected to realize as a result of the Election in any taxable year beginning after Buyer's fifteenth taxable year ending after the Closing Date, in consideration of Buyer being relieved thereafter of its future obligations under this Section 8.

        9.    Tax Issues Arising After the Closing Date.

          9.1    Mutual Cooperation. The parties agree to consult in good faith and to provide each other with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Return, (ii) the negotiation and settlement of any audit or other examination of any Return by any Tax Authority, or (iii) the handling of any judicial or administrative proceeding relating to any Tax liability for periods of Pinnacle Airlines prior to the Closing Date. The parties' general obligation to cooperate shall require, but not be limited to requiring, each party (i) to notify the other of any Tax Authority's initiating an audit, requesting information or proposing adjustment, or any extension of statutes of limitation and of final determinations of adjustment, (ii) to preserve records, documents and other information relevant to liabilities for Taxes until the expiration of the applicable statute of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto, (iii) to make available without charge at a location determined by Buyer or Pinnacle Airlines during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) to execute and deliver such powers of attorney, consents, and other documents as are necessary to carry out the intent of this Agreement.

          9.2    Buyer's and Pinnacle Airlines's Discretion to Contest, Negotiate and Settle. Buyer and Pinnacle Airlines shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of Pinnacle Airlines for any period after the Closing Date, subject to Sections 7 and 9.3 hereof.

          9.3    Contesting Disputed Tax Benefits.

            9.3.1    Control of Proceedings. In the event that the Internal Revenue Service or a state Tax Authority disputes the existence or amount of the Tax Benefit Base Amount or of any Tax Benefits, including any challenge to the Tax Allocation Schedule (the "Tax Benefit Issue"), Buyer or Pinnacle Airlines shall contest the matter on audit, through Internal Revenue Service or state appellate proceedings and through judicial proceedings. Representatives of NWA shall be allowed to participate in such proceedings in so far as they relate to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of such contest shall be made by NWA or its representatives after consultation with Buyer and its representatives, provided, however, that ultimate control over contesting the Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be exercised in good faith by NWA and its representatives and Buyer and Pinnacle Airlines shall take any action as is necessary to effectuate the decisions of NWA. Decisions relating solely to tax issues unrelated to the Tax Benefit Issue shall be made exclusively by Buyer and its representatives, provided, however, that such decisions could not reasonably have an adverse tax consequence on the Tax Benefits Issue. Decisions regarding the settlement of a contest of the Tax Benefit Issue shall be made jointly by NWA and Buyer and their respective representatives, provided, however, that if NWA or Buyer declines a settlement proposal relating to the Tax Benefit Issue that the other wishes to accept, the contest will continue and the declining party will (i) bear all further contest costs, (ii) indemnify the party wishing to accept the settlement against any outcome more adverse than that of the proposed settlement, and (iii) be entitled to all benefits more advantageous than those of the proposed settlement.

            9.3.2    Adverse Outcome and Repayment. If, as the result of a contest subject to Section 9.3.1, Tax Benefits are less than those taken into account in computing any payments made under Section 8 hereof, such payments will be recomputed on the basis of such revised Tax Benefits, and any excess payments shall be refunded by NWA to Pinnacle Airlines together with any related penalties imposed by a Tax Authority. Interest shall be payable at the rates prescribed for underpayments in Section 6621(a) of the Code (the "Underpayment Rate") with respect to Tax Benefits or at the corresponding state underpayment rate in connection with revisions relating to state tax revisions.

            9.3.3    Resolution of Computational Disputes. If the parties hereto are unable to agree on the amount of the Tax Benefit Base Amount or of any Tax Benefits reflected in an estimate delivered pursuant to Section 8.5 (the "Disputed Amount"), the determination of such Disputed Amount shall be made by an independent firm of certified public accountants jointly selected by NWA and Pinnacle Airlines, whose cost shall be borne equally by NWA and Pinnacle Airlines. Each party shall bear their own amount of all other costs arising in connection with a dispute under this Section 9.3.3. If NWA and Pinnacle Airlines cannot agree on the selection of an independent firm of certified public accountants, such firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public accountants that certifies) the financial statements of NWA and Buyer and that is other than the selecting firm(s). Such accountants shall be given access by NWA, Buyer and their respective subsidiaries to all information necessary to determine the Disputed Amount, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of NWA or Buyer, as appropriate, except as compelled by legal process. Any amount otherwise due under this Agreement that is a Disputed Amount shall be paid, together with interest at the Underpayment Rate from the date on which such payment was originally due, within 10 days of the determination of such Disputed Amount.

            9.3.4    Expenses. Except as otherwise provided in this Agreement, fees and expenses paid to third-party service providers and incurred after the date hereof by Northwest, Buyer or any of their subsidiaries for the purpose of obtaining the Tax Benefits, including, without limitation, legal and accounting expenses relating to the resolution of any dispute with any Tax Authority regarding a Tax Benefit Issue or any related activity shall be borne by Northwest in the same percentage as the Tax Benefits in controversy bears to the Tax Benefits paid to NWA pursuant to this Agreement for such Taxable Period. All other such fees and expenses shall be borne by Buyer. Notwithstanding the above, the obligation of any party to bear any portion of such fees or expenses related to service providers not retained by it shall be contingent upon prior written approval by such party of the retention of any such advisers.

          9.4    Attorney's Fees. NWA on the one hand and Pinnacle Airlines and Buyer on the other hand shall, upon a breach of this Agreement, in addition to other penalties, damages or liabilities, be responsible for and shall pay (or cause to be paid) to the non-breaching party an amount equal to reasonable out-of-pocket attorney's fees actually incurred by such party in its efforts to enforce its rights under this Agreement.

        10.    Construction. Each of the parties hereto agree that (i) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (ii) except as specifically provided in this

Agreement, no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstance shall be used in interpreting or construing this Agreement.

        11.    Notices. Any notice required under any provision of this Agreement shall be made in the manner provided in the section entitled "Notices" in the Stock Agreement.

        12.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota applicable to contracts made and to be performed therein, without effect to its choice of law.

        13.    Binding Effect; Successors. This Agreement shall be effective as of the date of this Agreement and shall apply to the first taxable year, or portion thereof, beginning on or after the Closing and shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Northwest, NWA, Pinnacle Airlines or Buyer succeeding to the tax attributes of Northwest, NWA, Pinnacle Airlines or Buyer under Section 381 of the Code), to the same extent as if such successor had been an original party to the Agreement. In addition, in the event of any acquisition of the assets of Pinnacle Airlines in which gain or loss is not recognized, in whole or in part, for federal income tax purposes, Pinnacle Airlines and Buyer shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement. Any other tax sharing agreement, or provision of such tax sharing agreement, among any parties to this Agreement or their predecessors, shall have no force and effect for any taxable years, or portions thereof, beginning on or after the Closing.

        14.    Severability. In the event that any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

        15.    Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        16.    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NORTHWEST AIRLINES CORPORATION
By
Title:
PINNACLE AIRLINES, INC
By
Title:
PINNACLE AIRLINES CORP.
By
Title:
NWA INC.
By
Title:

QuickLinks

  Exhibit 10.4
TAX SHARING AGREEMENT